Exhibit 99.1

FOR IMMEDIATE RELEASE July 28, 2010

Investor Contact: Mark H. Tubb

Vice President — Investor Relations

813.871.4027

mtubb@walterenergy.com

Media Contact: Michael A. Monahan

Director — Corporate Communications

813.871.4132

mmonahan@walterenergy.com

WALTER ENERGY ANNOUNCES SECOND QUARTER 2010 EARNINGS OF $2.16 PER DILUTED SHARE

Net Income Increases $105 Million Versus Prior Year

Earnings Growth Driven by 70 Percent Improvement in Coking Coal Prices and 62 Percent Improvement in Coking Coal Sales Volumes

Second Half 2010 Coking Coal Contract Settlements to Date Total 1.7 Million Metric Tons Averaging $237 Per Metric Ton

Third Quarter Earnings Expected to Exceed Second Quarter Results

(TAMPA, Fla.) — Walter Energy (NYSE: WLT), a leading U.S. producer and exporter of premium hard coking coal for the global steel industry, today reported income from continuing operations of $116.1 million, or $2.16 per diluted share, for the quarter ended June 30, 2010, compared to $11.3 million, or $0.21 per diluted share in the second quarter 2009.

“Our coking coal operation posted record operating income in the second quarter,” said Walter Energy Interim Chief Executive Officer Joe Leonard. “Robust demand, improved pricing and additional coking coal production from our Mine No. 7 expansion drove our results for the quarter. We expect these positive trends to continue, leading to further improvement in revenue and operating income in the third quarter.”

Second Quarter 2010 Financial Results

Net sales and revenues for the second quarter 2010 totaled $410.6 million compared to $169.1 million in the prior-year period. Operating income totaled $170.2 million for the quarter, compared to $21.4 million in the prior-year period. Revenue and operating income improvements in the second quarter were primarily due to higher coking coal pricing and volumes.

Underground Mining

The underground mining segment reported net sales and revenues of $354.3 million in the second quarter 2010, compared to $130.4 million in the prior-year period. Operating income was $168.4 million, compared to operating income of $22.6 million in the same period last year. Revenues and operating income were higher primarily on improved coking coal pricing and sales volumes. The increases in operating income were partially offset by increased cost of sales, which included higher inventory and royalty costs.

Coking coal sales totaled 1.8 million tons in the second quarter, up 62.0 percent over the prior year, at an average selling price of $193.52 per short ton FOB Port, compared to an average selling price of $113.63 per ton in the prior-year period. Sales in the second quarter 2010 include 467,000 tons shipped at 2008-2009 carryover pricing of approximately $315 per metric ton, or approximately $286 per short ton.

Total coking coal production in the quarter was 1.7 million tons compared to 1.3 million tons in the prior-year period. Increased production was due to a 54.8 percent improvement in tons produced at Mine No. 7 primarily related to the Mine No. 7 East expansion. Production costs for the period averaged $59.82 per ton, or $9.56 lower than in the prior-year period, primarily as a result of the higher production volumes.

The natural gas business sold 2.3 billion cubic feet of gas at an average price of $4.45 per thousand cubic feet in the second quarter 2010 compared to 1.6 billion cubic feet at an average price of $3.45 per thousand cubic feet in the prior-year period. Results for the quarter include one month’s production and sales from the recently acquired HighMount natural gas operation.

Surface Mining

The surface mining segment reported net sales and revenues of $32.4 million in the second quarter 2010, compared to $21.7 million in the prior-year period, a 49.2 percent increase, resulting primarily from improved sales volumes and pricing versus the prior-year period. Operating income in the second quarter 2010 was $3.3 million, compared to $5.3 million in the prior-year period. Operating income was lower primarily as a result of $3.8 million in dragline repair cost during the quarter.

Surface mining coal sales were 387,000 tons during the second quarter, up 39.7 percent compared to the prior-year period primarily due to coal blending opportunities and inventory availability. Production was essentially even with the prior-year period at 369,000 tons.

Walter Coke

Walter Coke reported net sales and revenues of $45.0 million in the second quarter 2010, compared to $18.7 million in the prior-year period. Walter Coke generated $13.1 million in operating income in the quarter versus a $2.7 million loss in the prior-year period. Revenues and operating income improved, primarily on strong metallurgical coke sales volumes and pricing compared to the prior-year period.

Metallurgical coke sales in the second quarter 2010 totaled 96,092 tons at an average price of $415.90 per ton. In the prior year, Walter Coke sold 28,247 tons at an average price of $369.07 per ton. Volume and pricing improvements were primarily the result of a strengthening domestic steel market.

Corporate and Other

At June 30, 2010, the Company had available liquidity of $335.5 million, including cash of $95.7 million and $239.8 million available under its credit facility.

Walter Energy continued its share repurchase activity in the second quarter 2010, spending $48.8 million to repurchase 667,710 shares of common stock.

Business Outlook

Walter Energy’s business outlook includes the following:

Underground Mining(1)	Q2-2010 A	Q3-2010 E
Coal Sales (short tons, in millions)	1.8	1.8 - 2.0
Average Operating Margin(2) Per Ton	$95.53	$110 - $115

Surface Mining	Q2-2010 A	Q3-2010 E
Coal Sales (short tons)	387,000	398,000 - 409,000
Average Operating Margin(2) Per Ton(3)	$8.64	$16 - $20

Walter Coke	Q2-2010 A	Q3-2010 E
Coke Sales (tons)	96,092	95,000 - 97,000
Average Operating Margin(2) Per Ton	$136.78	$65 - $85

Quarter-to-quarter variability in timing, availability and pricing of shipments may result in significant shifts in income between quarters.

(1)  Includes the coking coal operation at Jim Walter Resources; excludes the coal bed methane operations.

(2)  Operating margin is defined as operating income (Earnings Before Interest & Taxes) from each business shown.

(3)  Second quarter operating income includes the impact of planned maintenance costs of $3.8 million, or approximately $9.80 per ton.

Coking Coal Sales Committed and Priced Estimated Delivery Schedule (short tons, in millions)	Q3 2010 E	Q4 2010 E
2008-2009 Carryover Tons ($286(4))	0.2	0.2
2009-2010 Contract Tons ($117(4))	0.1	0.0
2010 Contract Tons ($215(4))	1.4	0.5

(4) Prices are approximate, per short ton FOB Port.

For the full year, the Company has modified its expectation for coking coal sales volumes from 8.0 million tons to a range of 7.7 to 7.9 million tons. This is primarily due to lower continuous miner production in the second quarter, which is also expected to cause an extended delay in moving the Mine No. 7 East longwall in the fourth quarter.

Coking coal production is expected to total 1.9 million to 2.1 million tons in the third quarter, with production costs expected to average between $50 and $55 per ton.

Third quarter coal sales at the surface mining operation are expected to be higher due to incremental volumes from the Reid School metallurgical coal mine. This mine is expected to produce approximately 120,000 tons of high-vol coking coal in the second half of the year.

At Walter Coke, coke sales volumes are expected to remain high in the third quarter. However, higher coal input and other costs are expected to reduce third quarter operating income compared to the second quarter.

Consolidated capital expenditures for the full year are expected to total approximately $125 million, including maintenance capital of approximately $80 million.

Conference Call Web Cast

Interim Chief Executive Officer Joe Leonard and members of the Company’s leadership team will discuss Walter Energy’s second quarter results, its outlook and other general business matters during a conference call and live Web cast to be held on Thursday, July 29, 2010, at 9 a.m. Eastern Daylight Time. To listen to the event live or in archive, visit the Company Web site at www.walterenergy.com.

About Walter Energy

Walter Energy is a leading U.S. producer and exporter of premium hard coking coal for the global steel industry and also produces steam coal and industrial coal, metallurgical coke and coal bed methane gas. The Company has revenues of approximately $1.0 billion and employs approximately 2,100 people. For more information about Walter Energy, please visit the Company Web site at www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: the market demand for coal, coke and natural gas as well as changes in pricing and costs; the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in our mining operations; changes in customer orders; pricing actions by our competitors, customers, suppliers and contractors; changes in governmental policies and laws, including with respect to safety enhancements and environmental initiatives; availability and costs of credit, surety bonds and letters of credit; and changes in general economic conditions. Forward- looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. See also the “Risk Factors” in our 2009 Annual Report on Form 10-K and subsequent filings with the SEC which are currently available on our website at www.walterenergy.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of June 30, 2010 unless otherwise noted.

- WLT —

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share and share amounts)

Unaudited

	For the three months
	ended June 30,
	2010	2009
Net sales and revenues:
Net sales	$405,709	$167,005
Miscellaneous income	4,913	2,115
	410,622	169,120

Costs and expenses:
Cost of sales (exclusive of depreciation)	184,086	105,343
Depreciation	23,885	18,268
Selling, general and administrative	22,057	16,299
Postretirement benefits	10,361	7,781
	240,389	147,691

Operating income	170,233	21,429
Interest expense	(4,164)	(4,416)
Interest income	277	202
Income from continuing operations before income taxes	166,346	17,215
Income tax expense	50,236	5,879
Income from continuing operations	116,110	11,336
Discontinued operations (1)	53	(265)
Net income	$116,163	$11,071

Basic income per share:
Income from continuing operations	$2.18	$0.21
Discontinued operations	—	—

Basic net income per share	$2.18	$0.21

Weighted average number of shares outstanding	53,363,356	52,874,868

Diluted income per share:
Income from continuing operations	$2.16	$0.21
Discontinued operations	—	—

Diluted net income per share	$2.16	$0.21

Weighted average number of diluted shares outstanding	53,869,762	53,412,056

(1)

Discontinued operations includes the results of our closed Homebuilding and Kodiak operations for both periods, while 2009 also includes the results of our Financing segment, which was spun off in April 2009.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the three months
	ended June 30,
	2010	2009

NET SALES AND REVENUES:
Underground Mining	$354,313	$130,411
Surface Mining	32,357	21,680
Walter Coke	44,983	18,650
Other	588	809
Consolidating eliminations of intersegment activity	(21,619)	(2,430)
	$410,622	$169,120

OPERATING INCOME (LOSS):
Underground Mining	$168,402	$22,637
Surface Mining	3,340	5,338
Walter Coke	13,095	(2,665)
Other	(11,834)	(4,663)
Consolidating eliminations of intersegment activity	(2,770)	782
Operating income	$170,233	$21,429

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share and share amounts)

Unaudited

	For the six months
	ended June 30,
	2010	2009
Net sales and revenues:
Net sales	$713,819	$445,171
Miscellaneous income	8,852	7,086
	722,671	452,257

Costs and expenses:
Cost of sales (exclusive of depreciation)	373,597	245,809
Depreciation	46,054	36,002
Selling, general and administrative	40,750	32,076
Postretirement benefits	20,730	15,425
	481,131	329,312

Operating income	241,540	122,945
Interest expense	(8,941)	(9,215)
Interest income	458	476
Income from continuing operations before income taxes	233,057	114,206
Income tax expense	74,252	30,020
Income from continuing operations	158,805	84,186
Discontinued operations (1)	(1,091)	(12)
Net income	$157,714	$84,174

Basic income (loss) per share:
Income from continuing operations	$2.98	$1.58
Discontinued operations	(0.02)	—

Basic net income per share	$2.96	$1.58

Weighted average number of shares outstanding	53,365,768	53,113,659

Diluted income (loss) per share:
Income from continuing operations	$2.94	$1.57
Discontinued operations	(0.02)	—

Diluted net income per share	$2.92	$1.57

Weighted average number of diluted shares outstanding	53,949,123	53,514,579

(1)

Discontinued operations includes the results of our closed Homebuilding and Kodiak operations for both periods, while 2009 also includes the results of our Financing segment, which was spun off in April 2009.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the six months
	ended June 30,
	2010	2009

NET SALES AND REVENUES:
Underground Mining	$594,614	$374,610
Surface Mining	63,690	48,298
Walter Coke	96,165	40,557
Other	1,366	1,129
Consolidating eliminations of intersegment activity	(33,164)	(12,337)
	$722,671	$452,257

OPERATING INCOME (LOSS):
Underground Mining	$233,229	$122,490
Surface Mining	10,600	10,853
Walter Coke	20,738	(1,072)
Other	(19,952)	(9,814)
Consolidating eliminations of intersegment activity	(3,075)	488
Operating income	$241,540	$122,945

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months		For the six months
	ended June 30,		ended June 30,
	2010	2009	2010	2009
Operating Data:
Underground Mining
Tons sold by type (in thousands):
Metallurgical coal, contracts	1,708	1,051	3,454	2,749
Purchased coal	58	39	127	94
	1,766	1,090	3,581	2,843

Average selling price per short ton	$193.52	$113.63	$159.82	$125.72

Tons sold by mine (in thousands):
Mine No. 4	669	571	1,402	1,360
Mine No. 7	1,039	480	2,052	1,389
Total	1,708	1,051	3,454	2,749

Coal cost of sales (exclusive of depreciation):
Mine No. 4 per ton	$83.06	$72.46	$74.04	$68.28
Mine No. 7 per ton	$77.78	$55.64	$76.44	$58.61
Weighted average cost of sales per ton	$79.85	$64.78	$75.47	$63.39
Purchased coal costs (in thousands)	$5,121	$1,535	$11,453	$3,956
Other costs (in thousands) (1)	$2,464	$4,664	$6,789	$6,357

Tons of coal produced (in thousands):
Mine No. 4	741	656	1,444	1,426
Mine No. 7	927	599	1,882	1,768
Total	1,668	1,255	3,326	3,194

Coal production costs per ton: (2)
Mine No. 4	$55.21	$59.66	$55.79	$54.10
Mine No. 7	$63.50	$80.02	$61.47	$62.41
Weighted average production costs per ton	$59.82	$69.38	$59.00	$58.70

Natural gas sales, in mmcf (in thousands)	2,265	1,589	3,709	3,273
Natural gas average sale price per mcf	$4.45	$3.45	$4.86	$4.79
Natural gas cost of sales per mcf	$2.32	$2.63	$2.76	$2.60

Surface Mining
Tons sold (in thousands)	387	277	762	606
Tons of coal produced (in thousands)	369	374	714	669
Average selling price per short ton	$80.02	$73.60	$79.46	$71.90
Coal production costs per ton	$73.60	$50.52	$66.43	$57.42

(1)          Consists of charges (credits) not directly allocable to a specific underground mine.

(2)          Coal production costs per ton are a component of inventoriable costs, including depreciation.  Other costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months		For the six months
	ended June 30,		ended June 30,
	2010	2009	2010	2009
Operating Data (continued):

Walter Coke:
Metallurgical coke tons sold	96,092	28,247	235,173	73,447
Metallurgical coke average sales price per ton	$415.90	$369.07	$363.54	$331.65

Depreciation ($ in thousands):
Underground Mining	$19,988	$14,787	$38,480	$28,936
Surface Mining	2,793	2,226	5,375	4,552
Walter Coke	1,017	1,151	2,035	2,278
Other	87	104	164	236
	$23,885	$18,268	$46,054	$36,002

Capital expenditures ($ in thousands):
Underground Mining	$22,078	$13,791	$34,809	$37,497
Surface Mining	3,407	2,110	3,901	11,808
Walter Coke	1,299	1,336	2,151	3,051
Other	3,919	—	4,179	7
	$30,703	$17,237	$45,040	$52,363

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

Unaudited

	As of
	June 30,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$95,702	$165,279
Receivables, net	141,553	70,500
Inventories	80,035	99,278
Deferred income taxes	55,023	110,576
Other current assets	41,706	27,065
Current assets of discontinued operations (1)	7,189	15,197
Total current assets	421,208	487,895
Property, plant and equipment, net (2)	731,495	522,931
Deferred income taxes	164,691	178,338
Other long-term assets	84,847	70,192
TOTAL ASSETS	$1,402,241	$1,259,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$66,016	$44,211
Accrued expenses	42,795	39,034
Current debt	27,798	13,351
Accumulated postretirement benefits obligation	23,648	23,563
Other current liabilities	17,440	18,513
Current liabilities of discontinued operations (1)	5,304	7,310
Total current liabilities	183,001	145,982
Long-term debt	158,920	163,147
Accumulated postretirement benefits obligation	432,647	429,096
Other long-term liabilities	261,469	261,736
TOTAL LIABILITIES	1,036,037	999,961
STOCKHOLDERS’ EQUITY	366,204	259,395
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,402,241	$1,259,356

(1)   Includes the remaining assets and liabilities of the Company’s closed Homebuilding and Kodiak businesses.

(2)   Includes $210.3 million of gas reserves and other property associated with the May 28, 2010 acquisition of HighMount Exploration & Production Alabama, LLC.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2010

($ in thousands)

Unaudited

						Accumulated
			Capital in			Other
		Common	Excess of	Comprehensive	Retained	Comprehensive
	Total	Stock	Par Value	Income	Earnings	Loss

Balance at December 31, 2009	$259,395	$533	$374,522		$50,852	$(166,512)

Comprehensive income:
Net income	157,714			$157,714	157,714
Other comprehensive income, net of tax:
Change in pension and postretirement benefit plans	6,575			6,575		6,575
Change in unrealized gain on hedges	131			131		131
Comprehensive income				$164,420

Purchases of stock under stock repurchase program	(53,543)	(7)	(53,536)
Stock issued upon the exercise of stock options	8,963	5	8,958
Dividends paid, $0.225 per share	(12,044)				(12,044)
Stock-based compensation	2,023	—	2,023
Other	(3,010)	(1)	(3,009)
Balance at June 30, 2010	$366,204	$530	$328,958		$196,522	$(159,806)

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

Unaudited

	For the six months ended June 30,
	2010	2009

OPERATING ACTIVITIES
Net income	$157,714	$84,174
Loss (income) from discontinued operations	1,091	12
Income from continuing operations	158,805	84,186

Adjustments to reconcile income from continuing operations to net cash flows provided by operating activities:
Depreciation	46,054	36,002
Non cash income tax provision	73,108	13,496
Other	5,485	7,198

Decrease (increase) in assets, net of effect of business acquisition:
Receivables	(65,865)	37,960
Inventories	19,562	(61,411)
Other current assets	4,555	6,968
Increase (decrease) in liabilities, net of effect of business acquisition:
Accounts payable	18,879	(13,639)
Accrued expenses and other current liabilities	98	(17,601)
Cash flows provided by (used in) operating activities	260,681	93,159

INVESTING ACTIVITIES
Additions to property, plant and equipment	(45,040)	(52,363)
Acquisition (1)	(209,964)	—
Other	(5,236)	2,278
Cash flows provided by (used in) investing activities	(260,240)	(50,085)

FINANCING ACTIVITIES
Retirements of debt	(8,727)	(48,907)
Dividends paid	(12,044)	(10,598)
Cash spun off to Financing	—	(33,821)
Purchases of stock under stock repurchase program	(53,543)	(27,963)
Other	5,953	63
Cash flows provided by (used in) financing activities	(68,361)	(121,226)
Cash flows provided by (used in) continuing operations	(67,920)	(78,152)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows provided by (used in) operating activities	(4,735)	21,981
Cash flows provided by (used in) investing activities	2,294	23,006
Cash flows provided by (used in) financing activities	—	(41,385)
Cash flows provided by (used in) discontinued operations	(2,441)	3,602

Net increase (decrease) in cash and cash equivalents	$(70,361)	$(74,550)

Cash and cash equivalents at beginning of period	$165,279	$116,074
Add: Cash and cash equivalents of discontinued operations at beginning of period	1,254	1,598
Net increase (decrease) in cash and cash equivalents	(70,361)	(74,550)
Less: Cash and cash equivalents of discontinued operations at end of period	470	1,092
Cash and cash equivalents at end of period	$95,702	$42,030

SUPPLEMENTAL DISCLOSURES

Non-cash transactions:
Financing of one-year property insurance policy	$18,947	$12,710
Dividend to spin off Financing		$437,407

(1)          On May 28, 2010, the Company acquired HighMount Exploration & Production Alabama, LLC for a cash payment of $210.0 million. The fair value of the assets acquired and the liabilities assumed totaled $217.6 and $7.6 million, respectively.